Exhibit 99.2

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

October 2, 2008

Michael N. Chang, Ph.D.

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

Re:                             Amendment to Employment Agreement

Dear Michael:

This Amendment (the “Amendment”) to your Employment Agreement with Optimer Pharmaceuticals, Inc. (the “Company”) dated June 17, 2005 (the “Agreement”) amends the terms and conditions of the Agreement to the extent provided herein.  The Company is proposing to adopt a Severance Benefit Plan under which you will be eligible to participate (the “Plan”).  In exchange for the potential benefits you may receive under the Plan, by your acknowledgement below, you will forego your severance benefits currently set forth in the Agreement as they pertain to your termination by the Company without cause.

Contingent and effective upon the Company’s Compensation Committee or Board of Directors duly adopting the Plan, the Agreement shall be amended as follows:

1.                                      Section 6 of the Agreement shall be amended and restated in its entirety to read as follows:

“6.                                TERMINATION OF EMPLOYMENT

6.1                                Date of Termination.    The date of termination shall be the date specified in a written notice of termination to the Executive as the last day of the Executive’s employment. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company as the last day of the Executive’s employment, which shall be no more than three months and no less than thirty (30) days in advance, or if no date is specified therein, receipt by the Company of written notice of resignation from the Executive.

6.2                                Severance Benefits.

6.2.1                        General.    If, prior to the expiration of the Employment Term, the Executive’s employment terminates for any reason, the Executive shall be entitled to payment of his Base Salary as then in effect through and including the date of termination or resignation. Except as otherwise expressly provided herein, the Executive shall have no further right to receive any other compensation or benefits under this Agreement after such termination of employment, but may be eligible for other benefits in accordance with the terms of the employee benefit plans or programs of the Company.

6.2.2                        Severance Benefit Plan.  During the Employment Term, Executive shall be eligible to participate in the Company’s Severance Benefit Plan dated October 2, 2008, and as may be amended thereafter (the “Severance Plan”), in accordance with its terms.  Notwithstanding anything to the contrary set forth in the Severance Plan, in the event of Executive’s Constructive Termination (as such term is defined below) Executive will be deemed to have had a “Covered Termination” as such term is defined in the Severance Plan for all purposes of the Severance Plan, and thereby entitled to severance benefits thereunder, subject to the conditions set forth therein.

6.2.3                        Constructive Termination.    The term “Constructive Termination” means the occurrence of one or more of the following events, provided that Executive has first provided written notice to the Company within 90 days of the first such occurrence of such condition specifying the event(s) constituting Constructive Termination and specifying that Executive intends to terminate employment not earlier than 30 days after providing such notice, and the Company (or surviving corporation) has not cured such event(s) within 30 days (or such longer period as may be specified by Executive in such notice) after such written notice is received by the Company (the “Cure Period”), and Executive resigns within thirty (30) days following the end of the Cure Period:

(a)                                  a material diminution in Executive’s authority, duties or responsibilities; or

(b)                                 the relocation of the principal place for the rendering of Executive’s services hereunder to a location that requires a one-way increase in Executive’s driving distance of more than thirty (30) miles; or

(c)                                  a material reduction by the Company of the Executive’s annual base compensation, which reduction is not applicable to all Company’s senior executive employees.

However, none of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in advance of the occurrence thereof by the Executive and the Company.”

2.                                       Section 10.4 of the Agreement shall be amended and restated in its entirety to read as follows:

 “10.4    Entire Agreement.    This Agreement, the Severance Plan, and the Appendices attached hereto, (collectively the “Agreement”) which are incorporated herein by this reference, contain the entire agreement of the parties with respect to the subject matter hereof, and on and after the Effective Time, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.”

Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Please sign this Amendment and return it to the Company at your earliest convenience.

Sincerely,

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Michael N. Chang, Ph.D.
Michael N. Chang, Ph.D.